EXHIBIT 99.1

Rekor Systems, Inc. Announces Closing of Acquisition of Waycare Technologies, Ltd

COLUMBIA, Md. – August 19, 2021 - Rekor Systems, Inc, (NASDAQ: REKR) ("Rekor" or the “Company”), a global AI technology company with a mission to provide intelligent infrastructure and insights that build safer, smarter and more efficient cities around the world, announced today the successful closing of the previously announced acquisition of Waycare Technologies Ltd. (“Waycare” or the “Seller”). Pursuant to the purchase agreement the Company acquired 100% of the issued and outstanding capital stock of Waycare from the Sellers.

Waycare’s solution uses artificial intelligence (“AI”) to aggregate and process data from various sources to help government agencies with crash prediction and congestion detection, as well as incident management and identification. Waycare’s solution builds a more complete picture of the road by collating data from transportation agencies' existing infrastructure and synthesizing it with additional data from connected car platforms, construction projects, fleet management programs, weather services, and public transit. AI algorithms ingest and process this information to produce actionable insights and predictions.

“We’re thrilled to officially welcome Waycare to the Rekor family,” said Robert Berman, CEO of Rekor. “Waycare is a rare asset that can significantly speed Rekor’s efforts to become the leading provider of intelligent infrastructure. They are a perfect fit, since they have already demonstrated the ability to generate the profound insights that communities need to become safer, smarter and more efficient, which is what Rekor’s mission is all about.”

Acquisition Overview

The aggregate purchase price for the shares of Waycare was approximately $61,000,000, less the amount of Waycare’s debt and certain transaction expenses and subject to a customary working capital adjustment. The purchase price consisted of $40.7 million in cash and 2.8 million shares of the Company’s common stock, based on a volume weighted average trading price over a five consecutive trading day period prior to the date of the Purchase Agreement, which was $7.286. Additionally, the Company will reserve for Waycare’s continuing employees an aggregate of 686,248 restricted stock units, to be issued pursuant to the terms of the Company’s 2017 Equity Award Plan. The restricted stock units will be subject to customary vesting schedules and are intended to incentivize the continued performance of Waycare’s employees. As a result of the transaction, Waycare became a wholly-owned subsidiary of the Company.

The Purchase Agreement contains certain customary representations, warranties and covenants, including representations and warranties by the Sellers with respect to Waycare’s business, operations and financial condition. The Purchase Agreement also includes post-closing covenants relating to the confidentiality and employee non-solicitation obligations of certain Sellers, and the agreement of certain Sellers not to compete with the business of Waycare following the closing of the transaction.

Subject to certain limitations, each of the parties is indemnified for damages resulting from third party claims and breaches of the parties’ respective representations, warranties and covenants in the Purchase Agreement.

About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) is a trusted global authority on intelligent infrastructure providing solutions that drive the world to be safer, smarter and more efficient. As a provider of comprehensive, continuous, and real-time roadway intelligence, Rekor leverages AI, machine learning, and holistic data to provide actionable insights. Rekor believes that intelligent infrastructure is required to truly activate smart cities and with its disruptive Rekor One™ technology and solutions, the Company provides a seamless platform to accomplish this objective. To learn more please visit our website: https://rekor.ai.

Forward-Looking Statements

This press release includes statements concerning Rekor Systems, Inc., and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. Important factors that could have such a result include a decline or weakness in general economic conditions, an outbreak of hostilities, the ongoing pandemic and responses thereto related to COVID-19, a decline or volatility in the securities markets or regulatory changes or other adverse developments with respect to the markets for the Company's products and services or an inability to obtain adequate financing. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media:

Robin Bectel

REQ For Rekor Systems, Inc.

rekor@req.co

Company Contact:

Rekor Systems, Inc.

Eyal Hen

Chief Financial Officer

Phone: +1 (443) 545-7260

ehen@rekor.ai

Investor Relations Contact:

Rekor Systems, Inc.

Bulent Ozcan

ir@rekor.ai